Exhibit 99.1

NEWS RELEASE

CAMBREX REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

- Net Revenue increased 13% and EBITDA increased 29% vs. prior year quarter -

- 2017 full year financial guidance reaffirmed -

- Conference call at 8:30 a.m. ET on November 7, 2017 -

East Rutherford, NJ – November 7, 2017 – Cambrex Corporation (NYSE: CBM), a leading manufacturer of small molecule innovator and generic Active Pharmaceutical Ingredients (APIs), reports results for the third quarter 2017.

Highlights

-	Net Revenue increased 13% to $112.6 million compared to $99.4 million in the same quarter last year. Excluding the impact of foreign exchange, net revenue increased 12%.

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GAAP Diluted EPS from continuing operations increased 24% to $0.52 from $0.42 in the same quarter last year. Adjusted Diluted EPS increased 20% to $0.55 compared to $0.46 in the same quarter last year.

-	EBITDA increased 29% to $33.3 million compared to the same quarter last year (see table at the end of this press release).

-	Net cash was $118.4 million at the end of the quarter, an increase of $24.2 million during the quarter.

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The Company continued to execute on its strategic growth plan, investing in new manufacturing capacity and analytical laboratory space at its facilities in Charles City, High Point, Karlskoga, and Milan.

-

The Company continues to expect full year 2017 Net Revenue, excluding the impact of foreign currency, to increase between 7% and 11% compared to 2016, Adjusted EBITDA to be between $171 and $177 million, an 11% to 15% increase compared to 2016 and Adjusted income from continuing operations to be between $3.00 - $3.12 per share.

-

The Company now expects 2017 free cash flow to be between $60 and $70 million, an increase of $5 million from the mid-point and capital expenditures to be between $65 and $70 million, a reduction of $5 million from the mid-point (see Financial Expectations – Continuing Operations section below for related explanations and additional financial guidance).

“We are pleased with our financial performance in the third quarter, and when combined with an expected strong fourth quarter, we are positioned to finish 2017 within our financial expectations. Continued strong performance at our manufacturing facilities resulted in higher profit margins in the quarter and year-to-date,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex.

“We recently completed the installation of new, large scale manufacturing capacity at our Karlskoga and Charles City facilities. Construction of the new High Potency facility at our Charles City plant has begun, and the recently announced investment in R&D and manufacturing capabilities to support the development of generic APIs at our Milan facility should be completed by the end of this year. In addition, we are adding pilot plant capacity and new analytical laboratories at our High Point location. These investments will enable Cambrex to increase its capabilities and ensure our facilities continue to address favorable industry trends and the evolving demands of our customers.”

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release. Cambrex management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

Third Quarter 2017 Operating Results – Continuing Operations

Net revenue was $112.6 million, an increase of $13.2 million, or 13%, compared to the third quarter of 2016. Excluding a 1% favorable impact of foreign exchange compared to the third quarter of 2016, net revenue increased 12%. The increase primarily reflects higher volumes partially offset by lower pricing. The increase in volumes was driven primarily by growth in all product categories, as well as the addition of Cambrex High Point.

Gross margin increased to 42% from 38% compared to the same quarter last year. The increase was primarily driven by high capacity utilization, manufacturing efficiency improvements and favorable product mix, partially offset by lower pricing.

Selling, general and administrative expenses were $17.6 million, compared to $15.0 million in the same quarter last year. The increase was mainly due to the addition of Cambrex High Point, higher personnel related expenses, and higher expenses related to the evaluation of acquisition opportunities.

Research and development expenses were $4.2 million, compared to $3.2 million in the same quarter last year. The increase was mainly driven by costs to develop new generic drug products.

Operating profit increased to $25.1 million from $19.5 million in the same quarter last year. The increase was primarily the result of higher gross profits in 2017 partially offset by higher operating expenses as described above. Adjusted EBITDA was $33.3 million compared to $25.9 million in the same quarter last year (see table at the end of this press release).

Income tax expense was $7.5 million resulting in an effective tax rate of 30% compared to $5.4 million and an effective tax rate of 28% in the same quarter last year. Excluding the favorable impact of immediately recognizing certain effects of share-based compensation as required by a recently adopted accounting standard, the effective tax rate in the current period would have been 33%.

Income from continuing operations was $17.3 million or $0.52 per share compared to $13.7 million or $0.42 per share in the same quarter last year. Adjusted income from continuing operations was $18.5 million or $0.55 per share, compared to $15.1 million or $0.46 per share in the same quarter last year (see table at the end of this press release).

Capital expenditures and depreciation were $14.9 million and $7.7 million, respectively, compared to $11.7 million and $6.2 million, respectively, in the same quarter last year.

Net cash was $118.4 million at the end of the third quarter, an increase of $24.2 million during the quarter.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2017 financial performance versus its previous expectations:

	Current Expectations	Previous Expectations

Net revenue increase	7% - 11%	7% - 11%

Adjusted EBITDA	$171 - $177 million	$171 - $177 million

Adjusted income from continuing operations per share	$3.00 - $3.12	$3.00 - $3.12

Free cash flow	$60 - $70 million	$55 - $65 million

Capital expenditures	$65 - $70 million	$70 - $75 million

Depreciation and amortization	$32 - $34 million	$32 - $34 million

Adjusted effective tax rate	31% - 33%	31% - 33%

Consistent with the Company’s usual guidance practices, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, divestitures, restructuring activities and outcomes of tax disputes. Net revenue expectations exclude the impact of foreign exchange. EBITDA, Adjusted EBITDA and Adjusted income from continuing operations per share for 2017 will be computed on a basis consistent with the reconciliation of the third quarter 2017 financial results in the tables at the end of this press release. Free cash flow is defined as the change in debt, net of cash during the year. Adjusted effective tax rate excludes certain effects of share-based payments that were possibly deferred under the previous guidance. The tax rate will be sensitive to the Company’s geographic mix of income, changes in the tax codes within the countries in which the Company operates and the effects of certain share-based payments.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s Form 10-Q for third quarter 2017 is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s third quarter 2017 results will begin at 8:30 a.m. Eastern Time on November 7, 2017 and can be accessed by calling 1-866-548-4713 for domestic and +1-323-794-2093 for international. Please use the passcode 1511082 and call approximately 10 minutes prior to the start time. A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com. A telephone replay of the conference call will be available through November 14, 2017 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 1511082 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis and controlled substances.  For more information, please visit www.cambrex.com.

Forward-Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to the President and Chief Executive Officer in this document. These and other forward-looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2016, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of its customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, our ability to successfully integrate acquired businesses, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products and the successful outcome of the Company’s investment in new products.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the Forward-Looking Statement sections therein, and other filings with the SEC. The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in the Company’s SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations are non-GAAP financial measures. The Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted EBITDA excludes the impact of any potential acquisitions, restructuring activities and any charges related to the sale of the Company’s Zenara business. Adjusted effective tax rate excludes certain effects of share-based payments that were possibly deferred under the previous guidance. Adjusted income from continuing operations is calculated in a manner consistent with that shown in the table at the end of this press release. Other companies may have different definitions of EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations. Therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies. EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations should not be considered alternatives to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity. Cambrex uses EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations among several other metrics to assess and analyze its operational results and trends. Cambrex also believes EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value. Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended September 30, 2017 and 2016
(in thousands, except per share data)

	2017		2016
		% of		% of
	Amount	Net Revenue	Amount	Net Revenue

Gross Sales	$112,233		$99,867
Commissions, Allowances and Rebates	225		565
Net Sales	112,008		99,302

Other Revenues, Net	611		97

Net Revenue	112,619		99,399

Cost of Goods Sold	65,730	58.4%	61,797	62.2%

Gross Profit	46,889	41.6%	37,602	37.8%

Operating Expenses:
Selling, General and Administrative Expenses	17,551	15.6%	14,950	15.0%
Research and Development Expenses	4,233	3.8%	3,193	3.2%
Total Operating Expenses	21,784	19.3%	18,143	18.3%

Operating Profit	25,105	22.3%	19,459	19.6%

Other Expenses/(Income):
Interest Expense, Net	337		366
Other Income, Net	(6)		(71)

Income Before Income Taxes	24,774	22.0%	19,164	19.3%

Provision for Income Taxes	7,498		5,443

Income from Continuing Operations	$17,276	15.3%	$13,721	13.8%

Income/(Loss) from Discontinued Operations, Net of Tax	20		(4,503)

Net Income	$17,296	15.4%	$9,218	9.3%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.53		$0.43
Income/(Loss) from Discontinued Operations, Net of Tax	$0.00		$(0.14)
Net Income	$0.53		$0.29

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.52		$0.42
Income/(Loss) from Discontinued Operations, Net of Tax	$0.00		$(0.14)
Net Income	$0.52		$0.28

Weighted Average Shares Outstanding
Basic	32,749		32,149
Diluted	33,512		32,999

CAMBREX CORPORATION
Statements of Profit and Loss
For the Nine Months Ended September 30, 2017 and 2016
(in thousands, except per share data)

	2017		2016
		% of		% of
	Amount	Net Revenue	Amount	Net Revenue

Gross Sales	$350,431		$312,856
Commissions, Allowances and Rebates	1,468		1,901
Net Sales	348,963		310,955

Other Revenues, Net	3,216		1,823

Net Revenue	352,179		312,778

Cost of Goods Sold	200,963	57.1%	187,720	60.0%

Gross Profit	151,216	42.9%	125,058	40.0%

Operating Expenses:
Selling, General and Administrative Expenses	51,785	14.7%	42,602	13.6%
Research and Development Expenses	12,590	3.6%	10,796	3.5%
Total Operating Expenses	64,375	18.3%	53,398	17.1%

Operating Profit	86,841	24.7%	71,660	22.9%

Other Expenses/(Income):
Interest Expense, Net	991		357
Other (Income)/Expense, Net	(149)		143

Income Before Income Taxes	85,999	24.4%	71,160	22.8%

Provision for Income Taxes	22,484		21,784

Income from Continuing Operations	$63,515	18.0%	$49,376	15.8%

Loss from Discontinued Operations, Net of Tax	(1,324)		(5,082)

Net Income	$62,191	17.7%	$44,294	14.2%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.95		$1.54
Loss from Discontinued Operations, Net of Tax	$(0.04)		$(0.16)
Net Income	$1.91		$1.38

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.90		$1.50
Loss from Discontinued Operations, Net of Tax	$(0.04)		$(0.15)
Net Income	$1.86		$1.35

Weighted Average Shares Outstanding
Basic	32,612		32,034
Diluted	33,451		32,905

CAMBREX CORPORATION
Consolidated Balance Sheets
As of September 30, 2017 and December 31, 2016
(in thousands)

	September 30,	December 31,
Assets	2017	2016

Cash and Cash Equivalents	$118,403	$74,141
Trade Receivables, Net	81,776	110,622
Other Receivables	7,901	6,748
Inventories, Net	164,913	123,184
Prepaid Expenses and Other Current Assets	5,089	7,960
Total Current Assets	378,082	322,655

Property, Plant and Equipment, Net	248,945	217,092
Goodwill	43,200	40,323
Intangible Assets, Net	14,229	14,800
Deferred Income Taxes	10,512	13,061
Other Non-Current Assets	3,383	3,934

Total Assets	$698,351	$611,865

Liabilities and Stockholders' Equity

Accounts Payable	$39,874	$42,873
Deferred Revenue and Advance Payments	8,024	7,506
Taxes Payable	463	9,469
Accrued Expenses and Other Current Liabilities	35,856	35,614
Total Current Liabilities	84,217	95,462

Advance Payments	39,000	39,000
Deferred Income Taxes	9,103	6,921
Accrued Pension Benefits	44,267	43,109
Other Non-Current Liabilities	23,887	21,946

Total Liabilities	$200,474	$206,438

Stockholders’ Equity	$497,877	$405,427

Total Liabilities and Stockholders’ Equity	$698,351	$611,865

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Nine Months Ended September 30, 2017 and 2016
(in thousands)

	Third Quarter 2017	Third Quarter 2016

Operating Profit	$25,105	$19,459

Depreciation and Amortization	8,196	6,443

EBITDA	33,301	25,902

Restructuring Expenses	-	(47)

Adjusted EBITDA	$33,301	$25,855

	Nine Months 2017	Nine Months 2016

Operating Profit	$86,841	$71,660

Depreciation and Amortization	23,023	17,717

EBITDA	109,864	89,377

Restructuring Expenses	-	397

Adjusted EBITDA	$109,864	$89,774

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Nine Months Ended September 30, 2017 and 2016
(in thousands)

	Third Quarter 2017		Third Quarter 2016
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$17,276	$0.52	$13,721	$0.42

Stock-Based Compensation	2,288	0.07	1,889	0.06
Stock-Based Compensation Tax 1.	(800)	(0.02)	(660)	(0.02)
Impact of New Stock-Based Compensation Standard 2.	(735)	(0.02)	-	-
Amortization of Purchased Intangibles	477	0.01	227	0.01
Restructuring Expenses/(Benefit)	-	-	(47)	(0.00)

Adjusted Income from Continuing Operations 3.	$18,506	$0.55	$15,130	$0.46

	Nine Months 2017		Nine Months 2016
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$63,515	$1.90	$49,376	$1.50

Stock-Based Compensation	6,321	0.19	5,189	0.16
Stock-Based Compensation Tax 1.	(2,212)	(0.07)	(1,816)	(0.06)
Impact of New Stock-Based Compensation Standard 2.	(5,114)	(0.15)	-	-
Amortization of Purchased Intangibles	1,375	0.04	614	0.02
Restructuring Expenses/(Benefit)	-	-	397	0.01

Adjusted Income from Continuing Operations 3.	$63,885	$1.91	$53,760	$1.63

1. Tax rate estimated at 35% for stock-based compensation.

2. Represents a tax benefit resulting from the adoption of ASU 2016-09.

3.   Diluted earnings per share for adjusted income from continuing operations is based on the weighted number of diluted shares outstanding for the quarter and year. As such, the sum of the quarters may not necessarily equal the full year. In addition, the sum of the line items may not equal due to rounding.

Contact:	Tom Vadaketh
Executive Vice President & CFO
Tel: +201.804.3033
Email: tom.vadaketh@cambrex.com

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